Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Kate MacKinnon
781-830-3324 kmackinnon@twtr.com

Tweeter Home Entertainment Group Reports Sales for Its Fourth Fiscal Quarter and Fiscal Year Ending September 30, 2004

•	Comparable store sales declined 3.5% for the quarter

•	Comparable store sales without Florida declined 1.8%

•	Inventory levels decreased by $13 million over prior year

•	Long-term debt reduced to $35 million, down $13 million compared to prior year

CANTON, MA, October 6, 2004 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its fourth fiscal quarter ended September 30, 2004. Total revenue decreased 3.4% to $179 million from $185 million in the same period last year. Comparable store sales decreased 3.5%.

For the twelve months ended September 30, 2004, total revenues increased .6% to $792 million from $787 million for the same period last year. Comparable store sales for the twelve-month period decreased .8% compared to the prior year.

Jeffrey Stone, President and Chief Executive Officer, said, “We had a positive quarter going until the first hurricane hit Florida in August and business could not regain its momentum during the balance of the quarter as we lost over 191 store days to weather related closings in the Southeast. However, we did end the quarter with a continuing sales trend improvement over the June quarter. We expect this sales improvement trend to continue into the Holiday season.”

Joe McGuire, Chief Financial Officer, said, “We continued to experience significant balance sheet improvements due to our Supply Chain and other process improvement initiatives. Long-term debt will finish at approximately $35 million, which is down $4 million from the prior quarter and down $13 million from same quarter last year. Inventory declined approximately $9 million during the quarter, and finished at approximately $105 million, compared to $118 million at this time last year. Capital efficiency, another critical focus for the company in fiscal 2004, continues to improve, as our cash conversion cycle has dropped to approximately 81 days from 87 days compared to the same period last year.”

Stone concluded, “We ended the year with a stronger balance sheet, an improved foundation on which to build our future, and a vastly improved Supply Chain. With a new marketing campaign prepared to launch early October, our team is invigorated by our prospects for Fiscal 2005.”

The company plans to release earnings for the quarter on Tuesday, November 23, 2004 at 8:00am EST. There will be a conference call to discuss the release at 10:30am EST that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Tuesday, November 23,

2004. A live web cast of the call will be available. To access the web cast, logon at www.streetevents.com or from the Company’s investor relations’ website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Tuesday, November 30, 2004 at 11:59pm.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car.

The company’s fiscal 2003 revenues were $787 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 176 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment, Hillcrest High Fidelity and NOW! AudioVideo names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

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For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at kmackinnon@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties, including risks that the sales improvement trend will continue into the Holiday season, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.